                                 SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:
|X| Preliminary Proxy Statement    |_|     Confidential, For Use of the
                                           Commission Only (as permitted by Rule
                                           14a-6(e)(2))
|_| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          Mason-Dixon Bancshares, Inc.
                (Name of Registrant as Specified in Its Charter)


    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

    |X| No fee required.

    |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       (1) Title of each class of securities to which transaction applies: N/A


       (2) Aggregate number of securities to which transaction applies: N/A


       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A


       (4) Proposed maximum aggregate value of transaction: N/A


       (5) Total fee paid: N/A

       |_| Fee paid previously with preliminary materials: N/A


       |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing. N/A

       (1)      Amount previously paid:


       (2)      Form, Schedule or Registration Statement no.:


       (3)      Filing Party:


       (4)      Date Filed:

                          MASON-DIXON BANCSHARES, INC.
                                45 W. Main Street
                           Westminster, Maryland 21157
                                 (410) 857-3401

            Notice of Annual Meeting of Stockholders - April 18, 1998

To the Stockholders:

The annual meeting of the stockholders of Mason-Dixon Bancshares, Inc. ("Bancshares") will be held at 10:00 a.m., local time, on Saturday, April 18, 1998, at Wakefield Valley Golf Club, 1000 Fenby Farm Road, Westminster, Maryland 21158, for the following purposes:

     1. To consider the election of the four (4) persons named as Class III Director nominees in the Proxy Statement accompanying this Notice;

     2.   To consider and approve the Omnibus Share Plan;

     3.   To  consider  and  approve  amendments  to  Bancshares'   Articles  of
          Incorporation as contained in the proposed Articles of Amendment and Restatement; and

     4. To transact such other business as may properly be brought before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on Friday, February 27, 1998, will be entitled to receive notice of and vote at this meeting.

This Notice to Stockholders is accompanied by a Proxy Statement providing important stockholder information for the Annual Meeting and Bancshares' 1997 Annual Report to Stockholders. A form of Proxy is also enclosed with the Proxy Statement. At the request of any stockholder, a copy of Bancshares' Form 10-K filed with the Securities and Exchange Commission will be made available free of charge.

YOUR VOTE IS VERY IMPORTANT. TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED FOR THAT PURPOSE.

                                     By Order of the Board of Directors,



                                     Vivian A. Davis
                                     Corporate Secretary

Westminster, Maryland
March 16, 1998

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

                          MASON-DIXON BANCSHARES, INC.
                                45 W. Main Street
                           Westminster, Maryland 21157
                                 (410) 857-3401

                              --------------------

                                 Proxy Statement
                                       for
                       1998 Annual Meeting of Stockholders
                          -----------------------------



This Proxy is being furnished to the stockholders of Mason-Dixon Bancshares, Inc. ("Bancshares") in connection with the solicitation of proxies by the Board of Directors of Bancshares for use at the 1998 Annual Meeting of Stockholders to be held on April 18, 1998. Only stockholders of record on February 27, 1998 (the "Record Date") are entitled to notice of and to vote at the meeting. As of the Record Date, there were 5,082,070 shares of Bancshares common stock, par value $1.00 per share ("Common Stock"), issued and outstanding and entitled to vote at the meeting.

Solicitation, Voting and Revocability of Proxy

Solicitation of proxies is being made by the Board of Directors by mail and the entire cost of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy and all other items pertaining thereto will be borne by Bancshares. The approximate date on which this Proxy Statement and the accompanying proxy are being sent to stockholders is March 16, 1998.

The presence, in person and by proxy, of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting constitutes a quorum. Each stockholder is entitled to one vote for each share of Common Stock held. There is no cumulative voting.

All proxies properly completed, executed and submitted to Bancshares in time for use at the meeting will be voted in accordance with the directions given in the proxy; if no direction is indicated, the proxy will be voted FOR the director nominees listed in this proxy statement, FOR the proposed Omnibus Share Plan, and FOR the proposed Articles of Amendment and Restatement. In either case, the proxies will be voted in the discretion of the named proxies as to any other matter that is properly brought before the meeting, including any motion for the adjournment of the meeting from time to time. Stockholders who give a proxy may revoke it at any time prior to the meeting by filing a written notice of revocation with Bancshares' Corporate Secretary or by presenting a duly executed proxy bearing a later date. However, if you are a stockholder whose shares are not registered in your name, you will need appropriate documentation from the recordholder to vote personally at the meeting.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

The following tables reflect the beneficial ownership of the Common Stock by directors and executive officers of Bancshares and by each person that, to the knowledge of management, beneficially owns more than 5% of the Common Stock as of the Record Date. Unless otherwise indicated below, and except for shares described below held in the Non-Employee Directors Deferred Compensation and Fee Plan (the "Directors Plan") or the Management Deferred Compensation Plan (the "Management Plan") which are voted by Bancshares, each person specified below has sole investment and voting power (or shares such power with his or her spouse) with regard to the shares set forth in the following table. Shares of Common Stock subject to options held by directors and executive officers that are exercisable within 60 days are included in such director's or executive officer's beneficial ownership and in the beneficial ownership of the group. The address of each of the persons named below is the address of Bancshares.

                      Name                Number of Shares     Percent of Class
                      ----                ----------------     ----------------

          David S. Babylon, Jr                49,993 (1)               *
          Henry S. Baker, Jr                   3,799 (2)               *
          Miriam F. Beck                      16,816 (3)               *
          Donald H. Campbell                   7,527 (4)               *
          William B. Dulany                   19,640 (5)               *
          Thomas K. Ferguson                  38,011 (6)               *
          R. Neal Hoffman                     75,895 (7)               1.5%
          S. Ray Hollinger                    12,982 (8)               *
          J. William Middelton                   436 (9)               *
          Edwin W. Shauck                     45,000 (10)              *
          James C. Snyder                     14,871 (11)              *
          Stevenson B. Yingling                7,352 (12)              *
          All Directors and Executive
            Officers as a group (22 persons) 349,414                   6.9%

          * Signifies less than 1% of the Common Stock
-----------------------------

     (1) Includes 4,116 shares held as surviving trustee under the will of F. Thomas Babylon, 1,470 shares held as surviving trustee under the will of David Snider Babylon, and 1,
003 shares held in the Directors Plan.

     (2) Includes 366 shares held in the Directors Plan and 236 shares that may be purchased upon the exercise of stock options.

     (3) Includes 3,563 shares held jointly with her husband, Edward R. Beck, 8,942 shares held in the Directors Plan, and 236 shares that may be purchased upon the exercise of stock options.

     (4) Includes 2,732 shares held by his wife, Isabelle T. Campbell, 895 shares held by a company controlled by Mr. Campbell, 640 shares held in the Directors Plan, and 236 shares that may be purchased upon the exercise of stock options.

     (5) Includes 982 shares held by his wife, Winifred S. Dulany, 406 shares held by his daughter, Anne French Dulany, and 236 shares that may be purchased upon the exercise of stock options.

     (6) Includes 4,003 shares held by his wife, Sandra L. Ferguson, 13,885 shares held in Bancshares' Employee Savings and Investment Plan, 8,618 shares that may be purchased upon the exercise of stock options, and 6,577 shares held in the Management Plan.

     (7) Includes 1,575 shares held by his wife, Nancy L. Hoffman, 4,243 shares held as trustee under a trust agreement, and 21,284 shares held as co-trustee under the will of his father. Mr. Hoffman disclaims beneficial ownership as to the Common Stock held by his wife.

     (8) Includes 1,239 shares held by his wife, Joan R. Hollinger, and 2,690 shares held in the Directors Plan.

     (9) Includes 236 shares that may be purchased upon the exercise of stock options.

     (10) Includes 43,500 shares held jointly with his wife, Mary Jane Shauck.

     (11) Includes 1,144 shares held by his wife, Dolores J. Snyder, 4,632 shares held in the Directors Plan, and 236 shares that may be purchased upon the exercise of stock options.

     (12) Includes 258 shares held jointly with his son, Edward R. Yingling, 258 shares held jointly with his daughter, Elizabeth A. Yingling, 258 shares held jointly with his daughter, Stacy L. Yingling, 3,078 held in the Directors Plan, and 236 shares that may be purchased upon the exercise of stock options.


OTHER BENEFICIAL OWNERS

              Name                         Number of Shares    Percent of Class
              ----                         ----------------    ----------------

       Carroll County Bank and                  406,299              8%
        Trust Company


Carroll County Bank holds shares of Common Stock in a fiduciary capacity for numerous trusts and agency accounts and other fiduciary accounts. Carroll County Bank may be deemed a "beneficial owner" of certain of these shares because of its power to vote or direct the voting of, or to dispose or direct a disposition of, such shares, even if these powers are shared with co-fiduciaries and others. The full Board of Directors of Carroll County Bank, acting as the Trust Committee, reviews quarterly the minutes and actions of the Trust Investment Committee, which Committee reviews all individual trust accounts. The Board of Directors of Bancshares has no power to directly or indirectly vote Bancshares Common Stock held in such accounts, except shares held under the Directors Plan and the Management Plan; all other shares are voted by Mason-Dixon Trust Company (a division of Carroll County Bank) in its sole discretion. As of December 31, 1997, the Trust Company had sole voting power with respect to approximately 166,553 shares of Bancshares Common Stock, which represents approximately 3.3% of the issued and outstanding shares of Common Stock, and sole investment power with respect to approximately 152,639 shares of Bancshares Common Stock, which represents 3% of the issued and outstanding shares of Common Stock.

                              ELECTION OF DIRECTORS

Bancshares' Articles of Incorporation provides that the Board of Directors is divided into three Classes, each Class to consist as nearly as possible of one-third of the directors. The term of office of the Class III Directors expires at the 1998 Annual Meeting of Stockholders; the term of the Class I Directors will expire at the 1999 Annual Meeting of Stockholders; and the term of the Class II Directors will expire at the 2000 Annual Meeting of Stockholders. The regular term of only one Class of Directors expires annually and any particular director will stand for election only once in any three-year period.

At the 1998 Annual Meeting of Stockholders, four Class III Directors are being nominated for election, each to hold office for three years and until his successor has been elected and qualified. Certain of the nominees also serve as directors of Bancshares' subsidiaries, Carroll County Bank and Trust Company ("Carroll County Bank") and Bank of Maryland, as indicated; no director or nominee holds any directorships in any other public companies. In the event a nominee declines or is unable to serve as a director, which is not anticipated, the proxies will be voted for the Board's substitute nominee.

The following table provides certain information regarding the nominees for Class III Directors to be elected and for the Class I and II Directors.


----------------------------------------------------------------------------------------------------------------------------

                                                PRINCIPAL OCCUPATION                                        DIRECTOR
               NAME                            DURING PAST FIVE YEARS                     AGE                 SINCE

----------------------------------------------------------------------------------------------------------------------------

 NOMINEES FOR CLASS III DIRECTORS:  NEW TERM WILL EXPIRE IN 2001



WILLIAM B. DULANY                  Managing Partner - Dulany & Leahy, L.L.P.,           70                  1991
                                   Attorneys-At-Law;   Director  -  Mutual  Fire
                                   Insurance Company of Carroll County;  Trustee
                                   and  Member   Executive   Committee   Western
                                   Maryland  College;   Chairman  of  Board  and
                                   Director - Episcopal Ministries To The Aging,
                                   Inc.  (Fairhaven,  Copper Ridge,  and related
                                   entities), Sykesville, MD; Trustee - Maryland
                                   Historical Society;  Chairman of the Board of
                                   Directors -  Bancshares  and  Carroll  County
                                   Bank.

S. RAY HOLLINGER                   Chairman - W. H. Davis Co. t/a Davis Buick-          67                  1991
                                   GMC Truck; President - Davis Library, Inc.;
                                   Director - Community Foundation of Carroll
                                   County, Inc.; Director - Carroll County Bank.

 JAMES C. SNYDER                   Retired.  Previously engaged in                      67                  1991
                                   manufacturing and distribution of truck
                                   equipment; Director - Carroll County Bank.

 HENRY S. BAKER, JR.               Self-employed management consultant;                 71                  1995
                                   Chairman of the Board of Directors of Bank
                                   of Maryland.



The election of directors requires the affirmative vote of holders of a majority of the shares of Common Stock present and voting; therefore, withholding of votes, abstentions and broker non-votes will have no effect on the outcome of the vote. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE ABOVE NOMINEES.

--------------------------------------------------------------------------------

The following tables contain information regarding directors of other Classes who are not standing for reelection in 1998.


CLASS I DIRECTORS:  TERM WILL EXPIRE IN 1999

MIRIAM F. BECK                     Retired Administrator - Carroll County Board         66                  1991
                                   of Education; Officer-Director - Highland View
                                   Cemetery Assoc., Inc.; Director and
                                   Treasurer - Carroll County  Health Services
                                   Corporation; Director - Carroll Community
                                   College Foundation; Trustee - Carroll
                                   Hospice; Director - Carroll County Bank.

THOMAS K. FERGUSON                 President and Chief Executive Officer of             55                  1991
                                   Bancshares.

EDWIN W. SHAUCK                    Retired April 1990 as Executive Vice                 72                  1991
                                   President Carroll County Bank ; Director -
                                   Carroll County Health Services Corporation;
                                   Director - Carroll County Bank.

STEVENSON B. YINGLING              President/Owner - Yingling General Tire              56                  1992
                                   Service, Inc.; Director - Carroll County Bank.





CLASS II DIRECTORS:  TERM WILL EXPIRE IN  2000

DAVID S. BABYLON, JR.                Retired Accountant - Tax Consultant;                 74                  1991
                                     Vice Chairman of the Board of Directors -
                                     Carroll County Bank.

R. NEAL HOFFMAN                      Managing Partner - Hoffman, Comfort,                 55                  1995
                                     Galloway & Offutt, LLP, Attorneys-At-Law;
                                     Board of Trustees - Carroll Lutheran Village;
                                     Director - Carroll County Bank.

J. WILLIAM MIDDELTON                 Chairman  - Middelton, Limberg & Co., Inc.,          66                  1998
                                     a business consulting firm; Director - Medical
                                     Group Holdings, Inc.; Director - Medical
                                     Mutual Liability Insurance Society of
                                     Maryland; Director - Mid-Atlantic Medical
                                     Insurance Company;  Director - Bank of
                                     Maryland .

DONALD H. CAMPBELL                   President and CEO - First State Packaging,           61                  1995
                                     Inc., Salisbury, MD; Director - Bank of
                                     Maryland.




                    INFORMATION ABOUT THE BOARD OF DIRECTORS

Mrs. Patricia A. Dorsey, a director of Bancshares since 1992, resigned in early 1998. The Board of Directors gratefully acknowledges Mrs. Dorsey's years of dedicated service to Bancshares. J. William Middelton, a director of Bank of Maryland, was appointed by the Board of Directors to fill the vacancy created by Mrs. Dorsey's resignation.

During 1997, Bancshares' Board of Directors held 13 meetings consisting of four regular meetings and nine special meetings. All directors attended at least 75% of the meetings.

For 1997, Bancshares paid its non-employee directors a fee of $2,500, except for Mr. Dulany, the Chairman of the Board, who received a fee of $10,000. Those directors who were also directors of Carroll County Bank received an additional fee of $10,000 in that capacity, except for Messrs. Dulany and Babylon, the Chairman and Vice Chairman, who received fees of $40,000 and $11,500, respectively. Mr. Baker in his capacity as Chairman of the Board of the Bank of Maryland received $19,500. Mr. Middelton and Mr. Campbell, in their capacities as directors of the Bank of Maryland, received fees in such capacities of $3,700 and $3,400, respectively. Any non-employee director of Bancshares and each participating subsidiary may defer all or a portion of his or her director's fees.

In addition to meeting as a group, certain members of the Board of Directors also devote their time to certain standing committees. The Board of Directors has established two standing committees: The Compensation Committee and the Audit Committee.

The Compensation Committee has responsibility for establishing and implementing compensation and benefit plans for executive officers of Bancshares. The Compensation Committee meets quarterly and reports its activities to the Board of Directors. The members of the Compensation Committee are: Henry S. Baker, Jr., Miriam F. Beck, S. Ray Hollinger, Edwin W. Shauck and Stevenson B. Yingling. Each member of the Compensation Committee received a fee of $1,600.

The Audit Committee is composed of directors that are not officers or employees of Bancshares or any of its subsidiaries, and are independent of management. The duties of the Audit Committee are prescribed in the Bylaws of Bancshares. The primary duties of the Audit Committee are to assure that a suitable external audit of Bancshares is conducted each year and the result of such audit is reported, in writing, to the Board of Directors. Additionally, the Audit
Committee is responsible for reviewing the internal audit controls and procedures and determining that adequate controls and procedures are in place; for retaining a qualified firm of independent Certified Public Accountants to audit the books and records of the company; to receive any reports of the auditors and other related communications including management letters provided by the auditors; and to accept on behalf of the Board of Directors the certified financial reports delivered by the auditors. The following directors serve as members of the Audit Committee: Henry S. Baker, Jr., Miriam F. Beck, Donald H. Campbell, R. Neal Hoffman, J. William Middelton, S. Ray Hollinger, Edwin W. Shauck, James C. Snyder and Stevenson B. Yingling. The Audit Committee met two times in 1997.

During 1997, the Directors of Bancshares were named as defendants in a lawsuit filed by a group called the Concerned Shareholder Group. In accordance with
Article 15 of Bancshares Articles of Incorporation and Maryland law, Bancshares indemnified the Directors and incurred costs in defending the action of approximately $115,000, of which approximately $15,000 was paid by Fidelity and Deposit Company of Maryland.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that Bancshares' directors and executive officers and persons who own more than 10% of Bancshares' Common Stock file with the Securities and Exchange Commission ("SEC") an initial report of beneficial ownership and subsequent reports of changes in beneficial ownership of the Common Stock. To Bancshares' knowledge, all reports required to be so filed by such persons have been filed on a timely basis. Bancshares believes that all of its directors and executive officers complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 1997.

                             EXECUTIVE COMPENSATION

The following table summarizes the remuneration earned in 1997 and the prior two years by the Chief Executive Officer ("CEO") of Bancshares and by any other executive officer whose total remuneration in the last fiscal year exceeded $100,000 and who performed a policy-making function for Bancshares.

============================================================================================================================
                                                SUMMARY COMPENSATION TABLE
----------------------------------------------------------------------------------------------------------------------------
                                                                                Long-Term Compensation
                                                                                ----------------------
                                         Annual Compensation                     Awards              Payout
                                         -------------------                     ------              ------
                                                                         Restricted   Securities               All Other
Name and                                                Other Annual        Stock     Underlying     LTIP       Compen-
Principal Position          Year   Salary(a)   Bonus    Compensation(b)   Awards(c) Options/SARs(d)  Payout      sation
------------------          ----   ------      -----    ------------      ------    ------------     ------      ------

Thomas K. Ferguson          1997   $170,872   $14,744      $5,633             --         2,547         --         --
President and CEO of        1996   $170,872   $16,107      $4,629        $32,193            --         --         --
Bancshares                  1995   $164,300   $16,594      $5,457             --            --         --         --

Michael L. Oster            1997   $138,504    $3,237      $4,716         $4,918           953         --         --
President and CEO           1996   $125,643        --      $3,750             --            --         --         --
of Carroll County Bank      1995    $96,772    $8,274      $3,296             --            --         --         --

H. David Shumpert           1997   $176,009  $110,000      $6,095             --            --         --         --
President and CEO of        1996   $168,002   $95,000      $5,411             --            --         --         --
Bank of Maryland

A. Gary Rever               1997    $95,000   $46,600      $1,087             --            --         --         --
Executive Vice President,
CFO and Secretary of
Bank of Maryland

W. Bruce McPherson          1997   $130,000   $26,600      $3,002             --            --         --         --
Executive Vice President,
Commercial Lending Division of
Bank of Maryland

NOTES:

(a) Includes base salary plus amounts  deferred  under the  Management  Deferred
Compensation Plan. Mr. Ferguson deferred the following amounts during the years shown: 1997 - $18,000; 1996 - $54,450; 1995 - $36,010; Mr. Oster deferred $4,918 in 1997, $1,515 in 1996 and $484 in 1995. Mr. McPherson deferred $15,509 under the Management Deferred Compensation Plan in 1997 .

(b) Includes $605, $446, $299, $161 and $221 attributable to the group term life insurance coverage premiums paid for Mr. Ferguson,  Mr. Oster, Mr. Shumpert, Mr.
Rever  and  Mr.  McPherson,   respectively;   and  amounts  reflecting  matching
contributions  to each of their accounts in the Employee  Savings and Investment
Plan. Also includes $2,230,  representing the value of the use of a company auto for Mr. Shumpert.

(c) For Mr. Ferguson, represents 1,533 restricted shares of Common Stock, valued at $21.00 per share as of December 27, 1996, the date of grant, of which 767 shares vested on 12/26/97 and 766 shares will vest on 12/26/98. Mr. Ferguson is entitled to exercise the voting rights associated with, and to collect any dividends declared on, these shares. For Mr. Oster, represents 249 restricted shares of Common Stock, valued at $19.75 per share as of February 12, 1997, the date of grant, with a four year vesting term. Mr. Oster is entitled to exercise the voting rights associated with, and to collect any dividends on, these shares.

(d) For Mr. Ferguson, represents options to purchase 2,547 shares at a price of $19.75 per share, the mid-point of the bid and ask prices on NASDAQ as of February 12, 1997, the grant date, which are exercisable in three equal increments on February 12, 1997, 1998 and 1999. For Mr. Oster, represents options to purchase 953 shares at a price of $19.75 per share, the mid-point of the bid and ask prices on NASDAQ as of February 12, 1997, the grant date, which are exercisable in three equal increments on February 12, 1997, 1998 and 1999.



============================================================================================================================

Stock Options

The following table sets forth information regarding stock options to purchase Bancshares' Common Stock granted to the named executives during 1997:


=====================================================================================================================
                                         Option Grants in Fiscal Year 1997
---------------------------------------------------------------------------------------------------------------------
                                                   Individual Grants
                                                   -----------------

                                               Percent of Total
                     Number of Securities       Options Granted      Exercise
                     Underlying Options         to Employees in       or Base     Expiration       Grant Date
Name                      Granted (1)             Fiscal Year      Price ($/Sh)      Date      Present Value $(2)
----                      -----------             -----------      ------------      ----      ------------------


Thomas K. Ferguson         2,547                       40%            $19.75      02-11-07         $17,497

Michael L. Oster             953                      15%            $ 19.75      02-11-07          $6,548


NOTES:

(1) Options were granted on February 12, 1997, at a price equal to the mid-point of the bid and ask prices on NASDAQ as of the grant date and are exercisable in three increments on February 12, 1997, 1998 and 1999.

(2) This value, calculated by utilizing the Modified Black-Scholes American option-pricing model, assumes a 6.29% risk- free interest rate, 10-year expected life, 30% expected volatility of the stock, and 2.73% expected dividend yield on the stock.


=====================================================================================================================

The following table sets forth information regarding the number and value of underlying unexercised stock options held by the named executives as of December 31, 1997:

=====================================================================================================================
                        Aggregated Option Exercises in 1997 and 1997 Year End Option Values
---------------------------------------------------------------------------------------------------------------------
                                                  Number of Securities
                                                 Underlying Unexercised              Value of Unexercised
                                                Options at Fiscal Year-End          In-the-Money Options at
                                                              (#)                           Fiscal Year-End ($)(1)
                                                 -------------------------          ------------------------------

Name                                          Exercisable       Unexercisable    Exercisable     Unexercisable
----                                          -----------       -------------    -----------     -------------

Thomas K. Ferguson                              5,349               1,698          $46,258          $16,556

Michael L. Oster                                  318                 635            3,101            6,191


(1) Represents the total gain which would be realized if all in-the-money options held at December 31, 1997 were exercised, determined by multiplying the number of shares underlying the options by the difference between the per share option exercise price and the fair market value of the shares at December 31, 1997 of $29.50 per share.


=====================================================================================================================


Severance, Key Employee Retention and Supplemental Executive Retirement Plans

Effective November 1, 1997, Mason-Dixon Bancshares, Inc. adopted an updated, uniform severance plan for Bancshares and its banking subsidiaries. The plan was restated in its entirety and represents a continuation of the prior Carroll County Bank and Trust Company Severance Plan with the Bank of Maryland adopting this restated plan as well, on the effective date. The Bancshares Severance Plan now reflects updated eligibility criteria allowing for increased coverage and flexibility of use by the individual participating employer, while providing for a common schedule of severance benefits using a formula based on the number of full years of service.

Under the plan, eligible employees who are not officers are eligible for one week of base pay for each full year of service, but in no event less than eight weeks nor more than 13 weeks; appointed/elected officers (Bank and corporate secretaries, assistant vice presidents, officers, and senior officers) are eligible for one week of base pay for each full year of service with a minimum of 13 weeks and a maximum of 26 weeks; vice presidents and managing directors are eligible for two weeks of base pay for each full year of service with a minimum of 26 weeks and a maximum of 39 weeks; and other elected officers (senior vice presidents, executive vice president, president/CEO) are eligible for a flat 52 weeks of base pay. All participants are also eligible to continue to receive the same group term life and health insurance benefits until the termination of the severance payments or the employee becomes eligible under another group plan.

In addition, in July 1996, Bancshares' Board of Directors adopted a Key Employee Retention Plan (the "Retention Plan"). Bancshares adopted and modified Carroll County Bank's Retention Plan to provide certain incentives to attract and retain key employees of Bancshares and all of its participating subsidiaries.

The Retention Plan provides severance benefits (including health insurance) in the event a participant's employment is terminated or if the participant resigns for good cause as a result of a change in control of Bancshares. The Retention Plan provides that participants with less than five years of service may receive 12 months of base salary; participants with five to 10 years of service may receive 24 months of base salary; and participants with more than 10 years of service may receive 36 months of base salary; provided that 50% of these benefits are reduced by any amount the participant may be eligible for under any other severance plan of or similar benefit from Bancshares. The remaining 50% of the separation payments will be reduced by any amount which the participant receives, or is entitled to receive, from other employment, including self employment, during the time that the employee is receiving benefits from the Retention Plan. Finally, the amounts payable under the Retention Plan are limited so that the aggregate present value of all payments to be received by the participant upon termination may not exceed 2.99 times the participant's average annual compensation for the preceding five years.

Effective October 23, 1996, Bancshares' Board of Directors adopted a Supplemental Executive Retirement Plan (SERP). The plan is performance based and directly linked to Bancshares and its subsidiary Banks attaining or exceeding their respective pre-established annual goals for net income. The ratio of actual to budgeted net income for each participating employer is a key factor in determining the SERP contribution. The SERP was established to provide supplemental income to the participant at an estimated rate of 10% of the participant's final base pay at age 65, assuming 30 years of service. Any amounts credited to a participant's SERP account are deferred through a rabbi trust; such amounts are restricted during the term of the participant's employment.

Pension Plan

Carroll County Bank sponsors a non-contributory defined benefit Pension Plan and Trust (the "Pension Plan") which covers eligible employees of Carroll County Bank. The Pension Plan also covers employees of Bancshares who are covered by the Pension Plan as employees of Carroll County Bank at the time they become employees of Bancshares.

Effective June 1, 1997, the Pension Plan was amended to provide a pension benefit value that is calculated by multiplying years of credited service by a percentage multiplier (ranging from 7% to 11% per year of service), the result of which is multiplied by final average compensation. The pension benefit value is then converted into a monthly benefit. No participant's monthly benefit will be less than his/her accrued benefit as of June 1, 1997.

Benefits eligibility is as follows: normal retirement at age 65; early retirement after completing 10 years of service and attaining age 55; vested benefits after completing five years of service; and actuarial reduction of benefits for commencement before age 65.

The Pension Plan Table below shows estimated annual benefits payable upon retirement to qualified persons in the specified remuneration and years-of-service categories if such retirement had occurred on December 31, 1997. The benefits listed are calculated as a life annuity and are not integrated with Social Security or subject to other offsets. Compensation, as defined in the Pension Plan, reflects each participant's total compensation, including overtime, incentives and bonuses, as well as pre-tax contributions through payroll deductions to Sections 401(k) and 125 Plans as provided by the Internal Revenue Code of 1986 ("Code").

================================================================================
                            ESTIMATED ANNUAL BENEFITS
                                Years of Service

         FAC*          10              15              20              25
      ----------   -----------     -----------     -----------      -------

    $  20,000      $  1,301        $  2,081        $  2,948        $  3,902
       30,000         1,975           3,157           4,470           5,913
       40,000         2,972           4,718           6,637           8,730
       50,000         3,969           6,279           8,805          11,548
       60,000         4,966           7,839          10,973          14,366
       70,000         5,963           9,400          13,140          17,184
       80,000         6,960          10,960          15,308          20,001
       90,000         7,957          12,521          17,475          22,819
      100,000         8,954          14,082          19,643          25,637
      110,000         9,951          15,642          21,810          28,455
      120,000        10,948          17,203          23,978          31,272
      130,000        11,945          18,763          26,145          34,090
      140,000        12,942          20,324          28,313          36,908
      150,000        13,940          21,885          30,480          39,726
      160,000        14,937          23,445          32,648          42,543

* Final Average Compensation, computed as the average of annual compensation for the five consecutive years (out of the most recent ten years) for which compensation is the highest.

================================================================================

Covered compensation under the Pension Plan includes those amounts shown in the Summary Compensation Table as to Bancshares' President and CEO, with the exception of amounts deferred through the Management Deferred Compensation Plan. Covered compensation for 1997 is limited to $160,000. As of December 31, 1997, Mr. Ferguson had accumulated 24 years of credited service toward retirement.

                 TRANSACTIONS AND RELATIONSHIPS WITH MANAGEMENT

Bancshares, through its subsidiaries, has had in the past, and expects to have in the future, banking transactions in the ordinary course of business with directors and executive officers on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with other unaffiliated persons and, in the opinion of management, these transactions do not and will not involve more than the normal risk of collectibility or present other unfavorable features.

                          COMPENSATION COMMITTEE REPORT

The fundamental philosophy of Bancshares' compensation program is to offer competitive compensation opportunities for all policy-making executive officers which are based both on the individual's contribution and on Bancshares' performance. The compensation levels are designed to attract, retain and reward executive officers who are capable of leading Bancshares in achieving its business objectives in an industry characterized by complexity, competitiveness and constant change. The compensation of Bancshares' key executives is reviewed regularly by the Compensation Committee, and any actions taken are ratified by the Board of Directors.

Annual compensation for Bancshares' CEO and other executive officers consists of two elements: (i) base salary; and (ii) incentives, both annual and long-term, in cash and/or stock that are variable, fluctuate annually, and are linked to individual and Bancshares' corporate performance.

For Mr. Ferguson, Bancshares' CEO, the annual cash incentive during 1995, 1996 and 1997 ranged from 10.1% to 8.6% of base salary. For Mr. Oster, Carroll County Bank's President, the annual cash incentive for 1996 was 1.18% of base salary and for 1995 was 8.5%. Mr. Ferguson was awarded stock options in lieu of cash bonus or base salary increases for 1997. Mr. Oster was awarded a combination of cash, restricted stock and stock options from a 1995 incentive plan distribution and no bonus, reflecting 1996 Carroll County Bank performance. Variable compensation reflecting 1997 year-end performance, payable in 1998, will be reported in Bancshares' 1999 proxy statement.

1996 was the first full year of service with Bancshares for H. David Shumpert, the CEO and President of Bank of Maryland. The 1997 cash bonus awarded to Mr. Shumpert by the Bank of Maryland Board of Directors represents approximately 62.5% of his 1997 base salary. This amount was authorized based on an existing executive bonus plan for Bank of Maryland executives, which included various key performance factors such as attaining pre-tax income significantly in excess of the 1996 goals. Future compensation, consisting of base salary plus bonus, will be based on an executive incentive plan which takes into account specific financial performance targets for 1997. These compensation adjustments, if any, will be authorized and distributed in 1998 and reported in Bancshares' 1999 proxy statement.

Effective April 1997, Mr. Ferguson retired as President and CEO of Carroll County Bank while retaining his position as President and CEO of Bancshares. Mr. Ferguson was provided a retirement recognition gift of $13,144 upon his retirement from Carroll County Bank as part of an existing Carroll County Bank retiree recognition program. Mr. Oster was elected President and CEO of Carroll County Bank, succeeding Mr. Ferguson. During 1997, Messrs. Rever and McPherson served as members of Bancshares' Management Committee and as policy-making officers; their cash bonuses, however, reflect awards primarily for 1996 performance as executives of Bank of Maryland. In December 1997, Messrs. Ferguson, Oster, Shumpert, Rever and McPherson each received $1,600 as part of a corporation-wide performance bonus to all eligible employees.

The variable portion of total compensation is closely linked to Bancshares' performance. The variable compensation element provides the executive the opportunity to make up the difference between his base salary and comparable base salaries paid by similarly situated commercial and retail banking organizations. During 1997, the Compensation Committee and the Board of Directors formalized a system of paying incentives to Bancshares' CEO and the other executive officers based on Bancshares' performance, exclusive of extraordinary events, in the following areas: return on assets, return on equity, ratio of net overhead to average assets, efficiency ratio, net income, net charge offs and non-performing loans as a percentage of outstandings, and ratings of regulatory (CAMELS) compliance.

The Committee has also established (1) an executive salary structure for all Bancshares' policy-making officers, including the assignment of individual officers to salary grades, and (2) guidelines for the Committee to achieve a total compensation structure consisting of approximately 60% of base pay and 40% of variable compensation based on Bancshares' performance. The purpose of this structure is to align the executives' pay opportunities with increased values returned to stockholders. The executive salary structure was developed through the identification of and comparison with regional and local peer groups consisting of commercial banks and holding companies having an asset size and performance characteristics comparable to Bancshares.

For 1997, Bancshares did not increase Mr. Ferguson's base salary at his request for no additional cash compensation. Instead, Mr. Ferguson was granted stock options valued at approximately 10% of his base salary for 1996. The Committee determined that such an increase, using options as performance-based compensation, was warranted in view of the performance of Bancshares and Carroll County Bank in meeting or exceeding certain key goals during 1996. Key profitability measures (i.e., net income and earnings per share), and ratio of net overhead to average assets were exceeded during 1996, while return on assets, return on equity, and net interest margin decreased due to management's emphasis on selected key profitability measures, increased volatility of interest rates and strong regional competition for loans.

The performance of Bancshares' Common Stock during the last fiscal year is reflected in the Performance Graph below. The Compensation Committee also considers the performance of the Common Stock in determining compensation for Bancshares' CEO and Chief Financial Officer so that the interests of corporate management continue to be aligned with the interests of Bancshares' stockholders. In addition, various other performance indicators are used to establish all executive officer compensation, including achievement of individual and divisional goals, satisfactory or better audit and regulatory reviews and examinations, asset quality, and increases in per share earnings, dividends and book value.

                                 BY THE COMPENSATION COMMITTEE:

                                 Edwin W. Shauck
                                 Miriam F. Beck
                                 Henry S. Baker, Jr.
                                 S. Ray Hollinger
                                 Stevenson B. Yingling

                                PERFORMANCE GRAPH

The performance graph shown below compares the cumulative total return to Bancshares' stockholders over the most recent five-year period with the NASDAQ Composite Index (reflecting overall stock market performance), the NASDAQ Bank Index (reflecting changes in banking industry stocks), and a peer group selected by Bancshares. The peer group is made up of publicly traded bank holding companies in Maryland, Virginia, Pennsylvania, Delaware, and the District of Columbia with total assets between $500 million and $2.5 billion. This peer group was added to facilitate stock performance comparisons between Bancshares and a comparable group based on asset size and geography. Returns are shown on a total return basis, assuming the reinvestment of dividends. The NASDAQ Bank Index reflects performance on a straight appreciation basis, as annual dividend data was not yet available for this index. Bancshares' Common Stock was listed on the NASDAQ National Market System effective April 1, 1993.

  COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN MASON-DIXON BANCSHARES, INC.,
             NASDAQ COMPOSITE INDEX, NASDAQ BANK INDEX & PEER GROUP




                               PERFORMANCE GRAPH














------------------------------------------------------------------------------------------------------------------------------
                    12/31/92         12/31/93           12/31/94           12/31/95           12/31/96          12/31/97
------------------------------------------------------------------------------------------------------------------------------
Mason-                 100            179.16             196.34             246.31             266.19            392.76
Dixon
------------------------------------------------------------------------------------------------------------------------------
NASDAQ                 100            114.72             112.21             159.99             196.83            240.39
Composite
------------------------------------------------------------------------------------------------------------------------------
NASDAQ                 100            129.36             130.77             191.60             247.82            412.42
Bank
Index
------------------------------------------------------------------------------------------------------------------------------
Peer                   100            135.00             132.00             165.00             185.00            298.00
Group*
------------------------------------------------------------------------------------------------------------------------------

Assumes $100 invested on January 1, 1993 in Mason Dixon Bancshares, Inc., NASDAQ Composite Index, NASDAQ Bank Index & Peer Group. *Peer group includes bank holding companies in DC, DE, MD, PA and VA with assets between $500 million and $2.5 billion.

                    PROPOSAL FOR SHAREHOLDER APPROVAL OF THE
                 MASON-DIXON BANCSHARES 1997 OMNIBUS SHARE PLAN


General. The Board of Directors has adopted, subject to shareholder approval, the Mason-Dixon Bancshares, Inc. 1997 Omnibus Share Plan (the "Plan"). Under the Plan, stock options, stock appreciation rights, restricted stock, performance shares and stock bonuses may be awarded to directors and eligible employees. The Board believes that adoption of the Plan will serve a useful purpose in attracting and retaining key personnel who are in a position to contribute materially to the success of Bancshares' operations. The Plan is being submitted for stockholder approval pursuant to the Internal Revenue Code of 1986, as amended (the "Code") because it is intended that options granted under the Plan may be qualified incentive stock options within the meaning of Section 422 of the Code.

A summary description of the Plan is set forth below.

Administration. The Plan will be administered by the Compensation Committee of the Board of Directors (the "Committee"). All directors, officers and employees of Bancshares and its subsidiaries and other individuals who have the capacity for contributing in a substantial measure to the successful performance of Bancshares, as determined by the Committee, are eligible to participate in the Plan.

Amendment; Termination. No option or award may be granted after the expiration of 10 years after the date of the adoption of the Plan by the Board of Directors. The Plan may be amended or terminated at any time by the Committee except that no amendment adversely affecting a participant's rights under an outstanding award may become effective as to such participant without his or her consent.

Authorized Shares. The number of shares which will be available for the grant of awards under the Plan will be 248,800. If an option or other award under the Plan expires or otherwise terminates, or is paid in cash instead of shares, the shares underlying any such award shall be again available for options and awards under the Plan.

Options. Stock options may be granted under the Plan at the discretion of the Committee. The Committee also has discretion to fix the exercise price of the options, which may, in the discretion of the Committee be less than 100% of the fair market value of the underlying shares at the time such option is granted. An option granted under the Plan may be a non-qualified stock option or an "incentive stock option" within the meaning of Section 422 of the Code. The Committee has broad discretion as to the terms and conditions upon which options granted shall be exercisable. Under no circumstances will an option have a term exceeding 10 years from date of grant. The option exercise price may be satisfied in cash, by tender of shares, by surrender to Bancshares of options to purchase shares, by promissory note or such other consideration as the Committee deemed appropriate, or by a combination of the foregoing agreed to by the Committee.

Stock Appreciation Rights. The Committee may determine at the time of grant of an option or thereafter to grant a stock appreciation right in tandem with an option, in addition to an option or unrelated to an option. Upon the exercise of a stock appreciation right, the grantee is entitled to receive an amount equal to the excess of the fair market value of a Share over the grant price of the related option. The Committee shall determine whether the grantee will receive cash, shares or a combination of cash and shares as payment on the stock appreciation right.

Performance Shares. The Plan authorizes the Committee to grant performance shares. The performance conditions and length of the performance period shall be determined by the Committee. Any certificates issued in respect of shares subject to a grant of performance shares will be registered in the name of the Plan participant but will be held by Bancshares until the shares subject to the grant of performance shares are earned.

Restricted Stock. Awards of restricted stock under the Plan will be made at the discretion of the Committee and will consist of shares granted to a participant and covered by a restricted stock agreement. The shares will be legended and may not be sold, transferred or disposed of until such restrictions have lapsed. Each award may be subject to a lapsing formula pursuant to which the restrictions on transferability lapse over a particular time period; the Committee has broad discretion as to the specific terms and conditions of each award, including applicable rights upon certain terminations of employment.

Stock Bonus Awards. The Plan also authorizes the Committee to grant to participants awards of shares or units having a value equal to an identical number of shares, without any consideration for such shares. The provisions of any stock bonus awards will be subject to such rules and regulations as the Committee shall determine at the time of grant.

Awards of performance shares, restricted stock, stock bonuses and other stock-based awards may provide for dividends or dividend equivalents and voting rights prior to vesting.

Withholding. Bancshares may deduct from any payment to be made pursuant to the Plan, or to require prior to the issuance or delivery of any shares or the payment of cash under the Plan, any taxes required by law to be withheld therefrom. A participant may elect to satisfy such withholding obligation by having Bancshares retain the number of shares whose fair market value equal the amount required to be withheld.

Change of Control. If a Change of Control of Bancshares occurs, (i) any award carrying a right to exercise that was not exercisable and vested shall become fully exercisable and vested, and (ii) any restrictions or forfeiture conditions applicable to any other awards granted under the Plan shall lapse and terminate, any performance conditions imposed with respect to any such awards shall be deemed to be fully achieved, and such awards shall be deemed fully vested without restriction. A "Change of Control" means (i) the acquisition of "beneficial ownership" (as defined in Regulation 13D under the Securities Exchange Act of 1934, as amended), by a person, entity or group of 25% or more of the shares, or (ii) the election, in a two-year period or less, of directors constituting a majority of the Board who were not nominated by the Board, or
(iii) the commencement of a tender offer (other than by Bancshares) for any shares, or (iv) a sale or transfer, in one or a series of transactions, of assets having a fair market value of 50% or more of the fair market value of all assets of Bancshares, or (v) a merger, consolidation or share exchange pursuant to which the shares of Bancshares are or may be exchanged for or converted into cash, property or securities of another issuer, or (vi) any other business combination (as defined in Title 3, Article 6 of the Maryland General Corporation Law) with another party which results in a change in the control of Bancshares or the assets or business of Bancshares, or (vii) the liquidation of Bancshares.

Other Adjustments. If the Committee determines that any stock dividend, extraordinary cash dividend, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate event affects the shares such that an adjustment is required in order to preserve the benefits intended under the Plan, then the Committee has discretion to make equitable adjustments in the number and kind of shares subject to the Plan or outstanding options and awards.

New Plan Benefits. Employees of Bancshares who have demonstrated significant management potential or who have the capacity for contributing a substantial measure to the successful performance of Bancshares, as determined by the Committee, will be eligible to receive awards under the Plan. As such criteria are subjective in nature, the number of persons who may be included from time to time cannot be accurately estimated at this time.

The following table reflects stock options granted under the Plan, subject to stockholder approval of the Plan, as of the Record Date:

                                                    1997 Omnibus Share Plan
Name and Principal Position                         Shares under Option (1)
---------------------------                         -------------------

Thomas K. Ferguson, President and CEO                      7259
    of Bancshares

Michael L. Oster                                           1108
    President and CEO of Carroll County Bank

H. David Shumpert                                          1408
    President and CEO of Bank of Maryland

A. Gary Rever                                               760
    Executive Vice President, CFO and Secretary of Bank of Maryland

W. Bruce McPherson                                         1040
    Executive Vice President, Commercial
    Lending Division of Bank of Maryland

Executive Officer Group                                  12,983

Non-Executive Director Group                              5,648

Non-Executive Employee Group                                  0
-----------

(5) The market price of the shares of Common Stock underlying the options as of the Record Date is $36.25 per share. Options granted to Messrs. Ferguson, Oster, Shumpert, Rever and McPherson and other Executive Officers were granted at an exercise price of $33.00 per share, the fair market value of the Common Stock on January 27, 1998, the date of grant, and expire on January 27, 2008. The options vest in three increments on January 27, 1998, 1999 and 2000. Options to purchase 706 shares were also granted to William
     B. Dulany, S. Ray Hollinger, James C. Snyder and Henry S. Baker and all of the other Non-Executive Directors at an exercise price of $29.75, the fair market value of the Common Stock on January 2, 1998, the date of grant, and expire on January 2, 2008. These options vest in three increments on January 2, 1998, 1999 and 2000.


Federal Income Tax Consequences.

Options: Except as provided below, when an optionee exercises an incentive stock option, the optionee does not recognize taxable income. If the shares acquired upon exercise are not disposed of within the one-year period beginning on the date of the transfer of the shares to the optionee, nor within the two-year period from the date of the grant of the option, the optionee will have capital gain equal to the difference between the sale price and the exercise price of the option. When a non-qualified stock option is exercised, the difference between the option price and any higher market value of the shares on the date of exercise will be ordinary income to the optionee and will be allowed as a deduction for Federal income tax purposes to Bancshares or its subsidiary. When an optionee disposes of shares acquired by the exercise of the option, any amount received in excess of the market value of the shares on the date of exercise will be treated as long or short term capital gain, depending upon the holding period of the shares, which commences upon exercise of the option. If the amount received is less than the market value of the shares on the date of exercise, the loss will be treated as long or short term capital loss, depending upon the holding period of such stock.

Stock Appreciation Rights: When an optionee exercises a limited stock appreciation right under the Plan, the amount of cash received will be ordinary income to the optionee and will be allowed as a deduction for Federal income tax purposes to Bancshares or its subsidiary.

Restricted Stock: In the absence of an election by a participant, as explained below, the grant of shares pursuant to an award will not result in taxable income to the participant or a deduction to Bancshares or subsidiary in the year of the grant. The value of the shares will be taxable as ordinary income to a participant in the year in which the restrictions lapse. Alternatively, a participant may elect to treat as ordinary income in the year of grant the fair market value of the shares on the date of grant. If such an election were made, a participant would not be allowed to deduct as an ordinary loss at a later date the amount included as taxable income if he should forfeit the shares to Bancshares, but such amount would be a capital loss. The amount of ordinary income recognized by a participant is generally deductible by Bancshares in the year the income is recognized by the participant, absent an election as discussed above. Prior to the lapse of restrictions, dividends paid on the shares subject to such restrictions will be taxable to the participant in the year received.

Stock Bonus Awards: When a participant receives shares free of restrictions or when such restrictions lapse, or when an election is made as discussed above, the fair market value of the shares will be ordinary income to the participant and Bancshares or subsidiary will be allowed a corresponding deduction.

Special rule if option price is paid for in shares: To the extent that an optionee pays all or part of the option price by tendering shares owned by the optionee, the normal rules described above apply except that a number of shares received upon such exercise equal to the number of shares surrendered as payment of the option price will have the same tax basis and tax holding period as the shares surrendered.

The foregoing discussion summarizes the Federal income tax consequences of the Plan based on current provisions of the Code which are subject to change. Participants should consult their own tax advisors as to the tax consequences applicable to them as well as the State or local tax consequences of participation in such Plan.

The adoption of the Omnibus Share Plan requires the affirmative vote of holders of a majority of the shares of Common Stock present and voting; therefore, withholding of votes, abstentions and broker non-votes will have no effect on the outcome of the vote. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE PLAN.

                  PROPOSAL TO APPROVE AMENDMENT AND RESTATEMENT
                          OF ARTICLES OF INCORPORATION

The Board of Directors has unanimously adopted resolutions that the present Articles of Incorporation of Bancshares (the "Current Articles") be amended and restated by the adoption of Articles of Amendment and Restatement (the "Restated Articles") set forth in Appendix A to this Proxy Statement. THE FOLLOWING DISCUSSION OF THE ARTICLES OF AMENDMENT AND RESTATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX A.

Increase in Authorized Shares. Under Bancshares' Current Articles, Bancshares presently has authority to issue 10,000,000 shares of Common Stock, par value $1.00 per share, of which 5,082,070 shares were issued and outstanding as of the Record Date. In addition, 248,800 shares of Common Stock have been reserved for issuance under the proposed 1997 Omnibus Share Plan, 125,000 shares have been reserved for issuance under the 1995 Dividend Reinvestment and Stock Purchase Plan, 25,000 shares have been reserved for issuance under the Management Deferred Compensation Plan, 20,000 shares have been reserved for issuance under the Directors Plan and 50,000 shares have been reserved for issuance under the Employee Savings and Investment Plan.

Article IV of the Restated Articles increases the number of authorized shares of Bancshares' Common Stock to 20,000,000 shares. The Board considers the proposed increase to be in the best long-term and short-term interests of Bancshares and its stockholders. The proposed increase ensures that a sufficient number of shares of Common Stock will be available for possible future transactions, including, among others, acquisitions, financings, stock splits, benefit and compensation plans and other general corporate purposes. If additional shares are issued, the percentage ownership interests of existing stockholders would be reduced. It is possible that shares of Common Stock may be issued at a time and under circumstances that may increase or decrease earnings per share and increase or decrease the book value per share of shares presently held. Although the issuance of additional shares could be construed as having an anti-takeover effect because it would dilute the ownership of a potential acquiror, no consideration was given by the Board of Directors to the use of the additional shares in that manner. All attributes of the additional Common Stock to be authorized would be the same as those of the existing shares of Common Stock.

Bancshares does not have any immediate plans, arrangements, agreements, commitments or understandings with respect to the issuance of any of the additional shares of Common Stock which would be authorized by the proposed amendment.

Issuance of Stock. The Restated Articles add two new subsections in Article VI which (i) authorizes the Board to classify or reclassify unissued shares, and
(ii) reserves the right to Bancshares to amend its Articles of Incorporation upon the approval of the holders of two-thirds of the outstanding shares of Common Stock, so that such amendment may alter the contract rights, as expressly set forth in the Articles of Incorporation, of any class of outstanding stock. In the event of any such amendment, dissenting stockholders will not be entitled to demand and receive payment of the fair value of their stock.

Numbered Term and Qualification of Directors. The Current Articles do not give the Board much flexibility to increase or decrease the number of directors pursuant to the Bylaws. The Restated Articles permit the Board to increase or decrease the number of directors and provide that the size of the Board of Directors shall range between eight (8) and eighteen (18) directors. The Board believes that it is important to have the flexibility to expand the size of the Board or, if appropriate, reduce it. As a growing company with a rapidly expanding business, the Board may find it necessary or desirable to add to the Board persons who bring a certain expertise or an added dimension to Bancshares, who open to Bancshares new business opportunities, or who have particular knowledge regarding a new business acquired by Bancshares. The Board may also decide not to fill vacancies and thus reduce the size of the Board. The Board should have this flexibility without the need to amend the Articles of Incorporation for this purpose. The Current Articles contain certain residency requirements for directors. The Restated Articles delete these residency requirements. The change is intended to give the Board the flexibility to enlist the services of the most qualified people to serve on the Board regardless of his or her place of residence.

Amending the By-Laws. The Restated Articles clarify that, in the event of a stockholder proposal to amend the Bylaws, notice of the meeting must specify the proposed amendment and the purposes for the amendment. The Current Articles require at least 20 days notice to stockholders of a special or annual meeting to alter, amend or repeal the Bylaws. The Restated Articles lengthen the notice period to at least 45 days.

Preemptive Rights. The Current Articles provide for preemptive rights; the Restated Articles delete Article 13, pertaining to preemptive rights. The term "preemptive rights" means that if Bancshares proposes to issue additional shares of its Common Stock, the new shares must first be offered to existing stockholders at the same price and terms as it would be offered to new stockholders. At the time that Bancshares' Articles were adopted in 1991, the Maryland General Corporation Law provided that stockholders of a Maryland corporation have preemptive rights unless the Articles expressly deny preemptive rights. In keeping with the modern corporate structure and economic environment, the Maryland law was updated in 1995, and currently denies preemptive rights to stockholders unless the Articles expressly grant such right to stockholders.

The proposed amendment eliminating preemptive rights updates the Articles in keeping with the current state of the law. The Board believes it is not in the best interests of Bancshares and the stockholders to grant preemptive rights. The requirement of offering new shares first to existing stockholders is likely to create legal complications and costly delays in, or preclude any financing through, the issuance of Bancshares' stock. The requirement of offering the new shares to existing stockholders could also frustrate Bancshares's ability to acquire another financial institution, and will impede the ability of Bancshares to use its stock for other valid corporate purposes. Directors have a fiduciary duty to obtain, as consideration for new shares, at least a value equal to the fair market value of the Common Stock. Thus, while a stockholder's percentage ownership of Common Stock of Bancshares may be reduced if and when new shares of that class are issued, the stockholder's equitable interest in Bancshares's stock will be enhanced by the fair market value received for the new shares.

Director Liability. This section provides immunity to Directors from private law suits by Bancshares or its shareholders, subject to certain exceptions. The exceptions vary from state to state; the Restated Articles were written to conform to Maryland law.

Maryland law immunizes a director from stockholders' suits except (1) to the extent that it is proved that the director or officer actually received an improper benefit or profit in money, property or services, and limits the liability to the amount of the benefit or profit in money, property or services actually received; and (2) to the extent that a judgment or other final adjudication adverse to the director is entered in a proceeding based on a finding that the action or failure to act by the director or officer was the result of his active and deliberate dishonesty and was material to the cause of action adjudicated.

The Current Articles would permit stockholder suits for acts or omissions that a stockholder alleges involves "intentional misconduct", a "knowingly and culpable violation of law", "absence of good faith", alleged "disregard for the Director's duty", "unexcused patterns of inattention", etc. These categories are so broad that they essentially are encompassed in virtually every stockholder action brought against a corporate director for any reason. The Maryland law was broadly drafted to permit directors to devote their attention to the business of the corporation and make their best business judgments - even judgments which may ultimately turn out to be wrong - without the threat of potentially high personal costs or other uncertainties of litigation. The Board believes that this provision of the Restated Articles is necessary to attract and retain qualified Directors, and to keep the Directors focused on utilizing their best business judgment without the concern that a wrong decision would result in liability.

Director Indemnification. The Current Articles authorize but do not mandate the advancement of expenses to directors in connection with a legal proceeding, and does not provide for the advancement of expenses for officers or other employees or agents. The Restated Articles state that Bancshares shall indemnify and advance expenses to a director or officer to the fullest extent permitted by and in accordance with the Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland. The Restated Articles also give the Board the discretion to indemnify and advance expenses to employees or agents who are not directors or officers.

The affirmative vote of the holders of two-thirds of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting will be necessary for approval of the Articles of Amendment and Restatement. Consequently, the withholding of votes, abstentions and broker non-votes will be the equivalents of votes against the proposed Articles of Amendment and Restatement. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSED RESTATED ARTICLES.


                       SUBMISSION OF STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at the 1999 Annual Meeting of Stockholders must be received by Bancshares at its executive offices not later than November 23, 1998 (which is 120 days prior to the expected date of the 1999 Proxy Statement) in order to be eligible for inclusion in Bancshares' Proxy Statement. In addition, stockholders wishing to propose nominees for election as directors at the 1999 Annual Meeting must follow specified advance notice procedures contained in Bancshares' Bylaws, a copy of which is available on request to the Secretary of Bancshares.


                              INDEPENDENT AUDITORS

The Board of Directors has engaged Stegman & Company ("Stegman"), independent certified public accountants, to audit the books and accounts of Bancshares for the fiscal year ending December 31, 1998. Stegman has served as independent auditors for Bancshares since its inception in 1991 and for Carroll County Bank without interruption for many years. Stegman is to report on Bancshares' consolidated balance sheets, and related consolidated statements of income, consolidated statements of cash flow, and consolidated changes in stockholders' equity and to perform such other appropriate accounting services as may be required by the Board of Directors. For the year ended December 31, 1997, Stegman provided, in addition to audit services, certain non-audit professional services which were considered to have no effect on the independence of the accountants. Such additional non-audit services included review of proxy material and annual report filings with the Federal Deposit Insurance Corporation and the SEC, and consultation on various non-audit-related matters.

Stegman has also advised Bancshares that neither it nor any of its members or associates have any direct financial interest in or any connection with Bancshares other than as independent public auditors. A representative of Stegman will be present at this year's annual meeting, will have the opportunity to make a statement and will also be available to respond to appropriate questions.

                                 OTHER BUSINESS

Management of Bancshares knows of no other business to be presented at the Annual Meeting. If other matters should properly come before the Annual Meeting or any adjournment thereof, a vote may be cast pursuant to the accompanying Proxy in accordance with the judgment of the person or persons voting the same.

                                        By Order of the Board of Directors



                                        Vivian A. Davis
                                        Corporate Secretary

Westminster, Maryland
Dated:  March 16, 1998

                                                                 APPENDIX A

                      ARTICLES OF AMENDMENT AND RESTATEMENT
                         OF MASON-DIXON BANCSHARES, INC.

         Mason-Dixon Bancshares, Inc., a Maryland corporation (hereinafter called the "Corporation"), having it's principal office located in Westminster, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         SECTION I. The Corporation desires to completely amend and restate its Charter by striking all paragraphs of the Articles of Incorporation and amendments thereto, and inserting in lieu thereof the following:

          FIRST: The name of the Corporation is MASON-DIXON BANCSHARES, INC.

          SECOND: The purposes for which the Corporation is formed are as follows:

               (a) To exercise all powers of a bank holding company.

               (b) To engage in any lawful act or activities permitted by a corporation organized under the laws of the State of Maryland.

               The foregoing enumeration of the purposes, objects and business of the Corporation is made in furtherance, and not in limitation, of the powers conferred upon the Corporation by law, and is not intended, by the mention of any particular purpose, object or business, in any manner to limit or restrict the generality of any other purpose, object or business mentioned, or to limit or restrict any of the powers of the Corporation, and the said Corporation shall enjoy and exercise all of the powers and rights now or hereafter conferred by statute upon corporations. Nothing herein contained shall be deemed to authorize or permit the Corporation to carry on any business or exercise any power or do any act which a corporation formed under the laws of the State of Maryland may not at the time lawfully carry on or do.

               THIRD: The post office address of the principal office of the Corporation in this State is 45 W. Main Street, Westminster, Maryland 21157, County of Carroll. The name of the resident agent of the Corporation at such address is Thomas K. Ferguson. Said resident agent is an individual actually residing in this State.

               FOURTH: The total number of shares of stock which the Corporation has authority to issue is 20,000,000 shares of common stock, each of which shall have a par value of $1.00 per share, for an aggregate capital of $20,000,000.

               FIFTH: The number of Directors of the Corporation shall be not less than eight (8) nor more than eighteen (18). The number of directors may be increased or decreased pursuant to the Bylaws of the Corporation, subject, however, to the above provisions.

               The terms of the members of the Board of Directors shall be staggered three-year terms, with the terms of one-third (or as near one-third as possible) of the Directors expiring each year so that one-third of the Directors shall be elected by a majority of the votes cast at each annual meeting of stockholders or by similar vote at any special meeting called for the purpose, to serve three-year terms. Each Director shall hold office until the expiration of the term for which he or she is elected, except as otherwise stated in the Bylaws, and thereafter until his or her successor has been elected and qualified. Election of Directors need not be by written ballot.

               No more than three (3) Directors shall be "insiders" of the Corporation. The term "insiders" means an employee of the Corporation or any financial institution subsidiary of the Corporation, and also means any beneficial owner (as defined under Section 13(d) of the Securities Exchange Act of 1934) of ten percent (10%) or more of the Corporation's stock. For purposes of such ownership, any Corporation stock owned by such individual's spouse, lineal descendants (i.e., parents and children), any entity in which the individual owns a controlling interest (i.e., 20% or more interest), and any group of which the owner is a member will be attributed to such individual.

               An individual  may not serve as a Director of the  Corporation if such individual also serves as a director or employee of any financial institution (other than a subsidiary of the Corporation), or corporation which maintains as a principal subsidiary one or more financial institutions, or if such service otherwise would violate the federal Depository Institution Management Interlocks Act. The term "principal subsidiary" is defined to mean one or more financial institutions whose total assets constitute twenty-five percent (25%) or more of such corporation's consolidated total assets. The term "financial institution" means a credit union, savings and loan, or commercial bank.

               An affirmative vote of the holders of not less than sixty-seven percent (67%) of the outstanding voting stock of the Corporation is required to amend or repeal the provisions of this Article FIFTH.

               SIXTH: The following provisions are hereby adopted for the purposes of describing the rights and powers of the Corporation and of the Directors and stockholders:

                       (a) The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of stock of any class, whether now or hereafter authorized and securities convertible into shares of its stock of any class whether now or hereafter authorized for such consideration as said Board of Directors may deem advisable, subject to such limitations and restrictions, if any, as may be set forth in the Bylaws of the Corporation.

                       (b) The Board of Directors of the Corporation may classify or reclassify any unissued shares by fixing or altering in any one or more respects, from time to time before issuance of such shares, the preferences, rights, voting powers, restrictions and qualifications of, the dividends on, the times and prices of redemption of, and the conversion rights of, such shares.

                       (c) The Corporation reserves the right, upon authorization by the Board of Directors and requisite approval by the affirmative vote of holders of two-thirds of the outstanding stock, to amend its Charter so that such amendment may alter the contract rights, as expressly set forth in the Charter, of any such class of outstanding stock, and any objecting stockholder whose rights may or shall be thereby substantially adversely affected shall not be entitled to demand and receive payment of the fair value of his stock.

               The enumeration and definition of a particular power of the Board of Directors included in the foregoing is for descriptive purposes only and shall in no way limit or restrict the terms of any other clause of this or any other Article of these Articles of Incorporation, or in any manner exclude or limit any powers conferred upon the Board of Directors under the Maryland General Corporation Law now or hereafter in force.

               SEVENTH: A Director of the Corporation may only be removed during his or her term of office for cause, which means criminal conviction of a felony, unsound mind, adjudication of bankruptcy, non-acceptance of office or conduct prejudicial to the interest of the Corporation, by the affirmative vote of a majority of the entire Board of Directors of the Corporation (exclusive of the Director being considered for removal) or by the affirmative vote of not less than sixty-seven percent (67%) of the outstanding voting stock of the Corporation. Stockholders shall not have the right to remove Directors without such cause. Stockholders may only attempt to remove a Director for cause after service of specific charges, adequate notice and full opportunity to refute the charges.

               The affirmative vote of the holders of not less than sixty-seven percent (67%) of the outstanding voting stock of the Corporation is required to amend or repeal the provisions of this Article SEVENTH.

               EIGHTH: Any and all vacancies on the Board of Directors, including those created by increase in the number of Directors or by removal of Directors, shall be filled by individuals who are not currently serving as Directors of the Corporation. The Board of Directors shall elect the individual who will serve the remainder of the vacant Director's term of office.

               NINTH: In the event that at least a majority of the Board of Directors of the Corporation recommends against a Corporation stockholder vote in favor of (1) a merger or consolidation of the Corporation with, or (2) a sale, exchange or lease of all or substantially all the assets of the Corporation to, any person or entity, then the affirmative vote of the holders of not less than sixty-seven percent (67%) of the outstanding voting stock of the Corporation will be required to approve such transaction. For purposes of this provision, substantially all of the assets shall mean assets having a fair market value or book value, whichever is greater, of 25% or more of the total assets as reflected on a balance sheet of the Corporation as of a date no earlier than 45 days prior to any acquisition of such assets.

               The affirmative vote of the holders of not less than sixty-seven percent (67%) of the outstanding voting stock of the Corporation is required to amend or repeal the provisions of this Article NINTH.

               TENTH: The Directors of the Corporation shall consider all factors they deem relevant in evaluating any proposed offer for the Corporation or any of its stock, any proposed merger or consolidation of the Corporation or subsidiary of the Corporation with or into another entity, any proposal to purchase or otherwise acquire all or substantially all the assets of the Corporation or any subsidiary of the Corporation, and any other business combination (as such term is defined in the Maryland General Corporation Law). The Directors shall evaluate whether the proposal is in the best interests of the Corporation and its subsidiaries by considering the best interests of the stockholders and other factors the Directors determine to be relevant. The Directors shall evaluate the consideration being offered to the stockholders in relation to the then current market value of the Corporation and its subsidiaries, the then current market value of the stock of the Corporation or any subsidiary in a freely negotiated transaction, and the Directors' judgment as to the future value of the stock of the Corporation as an independent entity.

               The affirmative vote of the holders of not less than sixty-seven percent (67%) of the outstanding voting stock of the Corporation is required to amend or repeal the provisions of this Article TENTH.

               ELEVENTH: The Board of Directors shall, at a properly called meeting, have, by majority vote, the right to alter, amend or repeal the Bylaws of the Corporation. Furthermore, upon the affirmative vote of the holders of not less than sixty-seven percent (67%) of the outstanding voting stock of the Corporation, the stockholders may also amend, alter or repeal the Bylaws, provided the stockholders are given at least 45 days notice by first class mail (effective the date of mailing) of the special or annual meeting to be held to effectuate such changes and that such notice specifies the proposed amendment and purposes for the amendment.

               TWELFTH: Any meeting of stockholders, whether annual or special, called to consider a vote in favor of a merger or consolidation of the Corporation with, or a sale, exchange or lease of substantially all of the assets of the Corporation to, any person or entity, as defined in Articles NINTH and TENTH of these Articles of Amendment and Restatement, which is not recommended by at least a majority vote of the Board of Directors, shall require attendance in person or by proxy of sixty-seven percent (67%) of the stockholders of the Corporation in order for a quorum for the conduct of business to exist. Such a meeting may not be adjourned absent notice if a quorum is not present.

               The affirmative vote of the holders of not less than sixty-seven percent (67%) of the outstanding voting stock of the Corporation is required to amend or repeal the provisions of this Article TWELFTH.

               THIRTEENTH: No Director or officer of the Corporation shall be liable to the Corporation or to its stockholders for money damages except (i) to the extent that it is proved that such Director or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (ii) to the extent that a judgment or other final adjudication adverse to such Director or officer is entered in a proceeding based on a finding in the proceeding that such Director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. No amendment of these Articles of Amendment and Restatement or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment.

               FOURTEENTH: As used in this Article FOURTEENTH, any word or words that are defined in Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland (the "Indemnification Section"), as amended from time to time, shall have the same meaning as in the Indemnification Section. The Corporation shall indemnify and advance expenses to a director or officer of the Corporation in connection with a proceeding to the fullest extent permitted by and in accordance with the Indemnification Section. With respect to an employee or agent, other than a director or officer of the Corporation, the Corporation may, as determined by and in the discretion of the Board of Directors of the Corporation, indemnify and advance expenses to such employees or agents in connection with a proceeding to the extent permitted by and in accordance with the Indemnification Section.

               FIFTEENTH: The name of the sole incorporator is Thomas K. Ferguson and the address of the incorporator is 45 W. Main Street, Westminster, Maryland 21157.

         SECTION II. The provisions set forth in these Articles of Amendment and Restatement are all of the provisions of the Charter of the Corporation in effect upon acceptance of these Articles of Amendment and Restatement (the "Articles") for record by the State Department of Assessments and Taxation of Maryland, and upon such acceptance these Articles shall constitute the entire Charter of the Corporation and supersede all prior Charter papers.

         SECTION III. The foregoing complete Amendment and Restatement of the Charter of the Corporation includes amendments to the Charter duly advised by the Board of Directors and approved by the stockholders of the Corporation in the manner required for a Charter amendment under the Charter and Bylaws of the Corporation and the laws of the State of Maryland.

         SECTION IV. (a) The Board of Directors of the Corporation at a meeting held on February 11, 1998, adopted a resolution in which was set forth the foregoing complete Amendment and Restatement of the Articles of Incorporation, declaring that said Amendment and Restatement were advisable, and directing that they be submitted to the stockholders of the Corporation for their consideration.

                      (b) The stockholders of the Corporation approved the complete Amendment and Restatement of the Articles of the Corporation as hereinabove set forth at a meeting of the stockholders held on April 18, 1998.

         SECTION V. (a) The total number of shares of all classes of stock of the Corporation authorized immediately before these Articles become effective, and the number and par value of the shares of each class are as follows:

                  Ten Million (10,000,000) shares of common stock, each of which shall have a par value of $1.00 per share, for an aggregate capital of $10,000,000.

                      (b) The total number of shares of all classes of stock of the Corporation, as increased, and the number and par value of the shares of each class, are as follows:

                  Twenty Million (20,000,000) shares of common stock, each of which shall have a par value of $1.00 per share, for an aggregate capital of $20,000,000.

                      (c) The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of each class of authorized capital stock, as increased, are not changed by the foregoing Articles of Amendment and Restatement.

         IN WITNESS WHEREOF, Mason-Dixon Bancshares, Inc. has caused these Articles of Amendment and Restatement to be signed and acknowledged in its name and on its behalf by its President and witnessed and attested by its Corporate Secretary on this ___ day of April, 1998, and they acknowledged the same to be the act of said Corporation, and that to the best of their knowledge, information and belief, all matters and facts stated herein are true in all material respects and that this statement is made under the penalties of perjury.

ATTEST:                                   MASON-DIXON BANCSHARES, INC.



________________________________          By:___________________________(SEAL)
Vivian A. Davis, Corporate Secretary         Thomas K. Ferguson, President

                                                              APPENDIX B

                           MASON-DIXON BANCSHARES, INC

                             1997 OMNIBUS SHARE PLAN

       1. PURPOSE. The purpose of the 1997 Omnibus Share Plan of Mason-Dixon Bancshares, Inc. (the "Plan") is to promote the financial interests of Mason-Dixon Bancshares, Inc. (the "Company"), including its growth and performance, by encouraging the directors, officers and employees of the Company and its subsidiaries to acquire an ownership position in the Company, enhancing the ability of the Company and its subsidiaries to attract and retain employees of outstanding ability, and providing employees with a way to acquire or increase their proprietary interest in the Company's success.

       2.  SHARES  SUBJECT TO THE PLAN.  Subject to  adjustment  as  provided in
Section 18, the number of common shares, par value $1.00 per share, of beneficial interest in the Company (the "Shares") which shall be available for the grant of awards under the Plan shall be 248,800 Shares.

          Shares  subject  to  an  award  that  expires  unexercised,   that  is
forfeited, terminated or canceled, in whole or in part, or is paid in cash in lieu of Shares, shall thereafter again be available for grant under the Plan.

       3. ADMINISTRATION. The Company's Compensation Committee of the Board of Directors (the "Committee") will make all discretionary decisions involving the Plan. A majority of the Committee shall constitute a quorum, and the acts of a majority shall be the acts of the Committee.

          Subject to the provisions of the Plan, the Committee shall (i) from time to time select directors, officers and employees of the Company and its subsidiaries who will participate in the Plan (the "Participants"), (ii) determine the type of awards to be made to Participants, (iii) determine the Shares or share units subject to awards, and (iv) have the authority to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, determine the terms and provisions of any agreements entered into hereunder, and make all other determinations necessary or advisable for the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any award in the manner and to the extent it shall deem desirable to carry it into effect. The determinations of the Committee in the administration of the Plan, as described herein, shall be final and conclusive.

       4. ELIGIBILITY. All directors and all officers and employees of the Company and its subsidiaries who have demonstrated significant management potential, or who have contributed or have the capacity for contributing in a substantial measure to the successful performance of the Company, or who have excelled in their performance on behalf of the Company, all as determined by and in the sole and absolute discretion of the Committee, are eligible to be Participants in the Plan.

       5. AWARDS. Awards under the Plan ("Awards") may consist of the following: stock options (either incentive stock options within the meaning of Section 422 of the Internal Revenue Code or non-qualified stock options), stock appreciation rights, grants of restricted stock, performance shares, stock bonuses and other stock-based awards. Awards of performance shares and restricted stock, stock bonuses and other stock-based awards may provide the Participant with dividends or dividend equivalents and voting rights prior to vesting (whether based on a period of time or based on attainment of specified performance conditions).

       6. STOCK OPTIONS. The following terms shall apply, except to the extent varied in any Award Agreement as defined in Section 11 herein.

          (a) General. The Committee shall establish the option price at the time each stock option is granted, which price may, in the discretion of the Committee, be less than 100% of the fair market value of the Shares on the date of grant. Stock options shall be exercisable for such period as specified by the Committee, but in no event may options be exercisable more than ten years after their date of grant.

          (b) Payment. The exercise price for each option shall be paid in full at the time of such exercise. Such payment may be made (i) in cash or by check payable to the order of the Company, (ii) with Shares of the Company, to the extent the fair market value of the Shares on the date of exercise equals the exercise price for the Option Shares purchased, (iii) by surrender to the Company of options to purchase Shares, to the extent of the difference between the exercise price of such options and the Fair Market Value (as hereinafter defined) of the Shares subject to such options (the "spread"), (iv) by promissory note or other payment arrangement agreed to by the Committee, or (v) any combination of the foregoing agreed to by the Committee. The Company shall have the right, and the Participant may require the Company, to withhold and deduct from the number of Shares deliverable upon the exercise hereof a number of Shares having an aggregate fair market value equal to the amount of taxes and other charges that the Company is obligated to withhold or deduct from amounts payable to the Participant.

          (c) Incentive Stock Options. An option granted under the Plan may be a non-qualified stock option or an "incentive stock option" ("Incentive Stock Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and if not otherwise specified, shall be deemed to be an Incentive Stock Option. An Incentive Stock Option shall not result in income upon the receipt of the option to the extent (i) the aggregate fair market value (determined at the time the option is granted) of the Shares that may be purchased by the optionee during any calendar year (under the Plan and all other plans of the Company) does not exceed $100,000; and (ii) the optionee (other than the optionee's estate where the optionee is deceased) does not dispose of the Shares until the later of (a) two years from and after the date the option is granted, and (b) one year after the date the Shares are issued to the optionee. In the event of a disposition of Shares received upon exercise of an Incentive Stock Option where the disposition occurs within two years from the date the option is granted or one year from the receipt of the shares, the optionee shall notify the Corporate Secretary of the Company in writing as to the date of such disposition, the sale price (if any), and the number of Shares involved.


       7. STOCK APPRECIATION RIGHTS. Stock appreciation rights may be granted in tandem with a stock option, in addition to a stock option, or may be freestanding and unrelated to a stock option. Stock appreciation rights granted in tandem with or in addition to a stock option may be granted either at the same time as the stock option or at a later time. No stock appreciation right shall be exercisable earlier than six months after grant, except in the event of the Participant's death or disability. A stock appreciation right shall entitle the Participant to receive from the Company an amount equal to the increase of the fair market value of the Share on the exercise of the stock appreciation right over the grant price. The Committee, in its sole discretion, shall determine whether the stock appreciation right shall be settled in cash, Shares or a combination of cash and Shares.

       8. PERFORMANCE SHARES. Performance shares may be granted in the form of actual Shares or share units having a value equal to an identical number of Shares. In the event that a certificate is issued in respect of Shares subject to a grant of performance shares, such certificate shall be registered in the name of the Participant but shall be held by the Company until the time the Shares subject to the grant of performance shares are earned. The performance conditions and the length of the performance period shall be determined by the Committee. The Committee, in its sole discretion, shall determine whether performance shares are granted in the form of share units shall be paid in cash, Shares or a combination of cash and Shares.

       9. RESTRICTED STOCK. Restricted stock may be granted in the form of actual Shares or share units having a value equal to an identical number of Shares. In the event that a certificate is issued in respect of a grant of restricted stock, such certificate shall be registered in the name of the Participant subject to all restrictions, and shall bear a legend to such effect until the end of the restricted period. The employment conditions and the length of the period for vesting of restricted stock shall be established by the Committee at the time of grant. The Committee, in its sole discretion, shall determine whether restricted stock granted in the form of share units shall be paid in cash, Shares, or a combination of cash and Shares.

       10. STOCK BONUS AWARDS. Stock bonus awards may be granted in the form of Shares or share units having a value equal to an identical number of Shares. A stock bonus award shall entitle the Participant to receive the number of Shares specified in the award certificate as a bonus under this Plan, without any consideration for such Shares. In the event that a stock certificate is issued in respect of Shares subject to a grant of a bonus award of common stock, such certificate shall be issued in the name of the Participant and will generally be issued to the Participant within 15 days after proper presentment of the award certificate. The Committee, in its sole discretion, shall determine whether bonus stock granted in the form of share units shall be paid in cash, Shares, or a combination of cash and Shares.

       11. AWARD AGREEMENTS. Each award under the Plan shall be evidenced by an agreement ("Award Agreement") setting forth the terms and conditions, as determined by the Committee, which shall apply to such award, in addition to the terms and conditions specified in the Plan. In the event that discrepancies exist between the Plan and any Award Agreement, the Award Agreement shall control.

       12. WITHHOLDING. The Company shall have the right to deduct from any payment to be made pursuant to the Plan, or to require prior to the issuance or delivery of any Shares or the payment of cash under the Plan, any taxes required by law to be withheld therefrom. The Participant may elect to satisfy such withholding obligation by having the Company retain the number of Shares whose fair market value equal the amount required to be withheld. Any fraction of a Share required to satisfy such obligation shall be disregarded and the amount due shall instead be paid in cash to the Participant.


       13. LIMITED TRANSFERABILITY. No Award shall be transferred, assigned, pledged or hypothecated, other than by will and the laws of descent and distribution, and no right of interest of any Participant shall be subject to execution, attachment or similar process. Notwithstanding the foregoing, the Participant may transfer such Awards, other than Incentive Stock Options, to his spouse, lineal ascendants, lineal descendants or to a duly established trust for the benefit of one or more of these individuals. Awards so transferred may thereafter be transferred only to the Participant or to an individual or trust to whom he could have initially transferred the Awards pursuant to this Section. Awards transferred pursuant to this Section shall be held by the transferee according to the same terms and conditions as applied to the Participant. Upon any attempt to transfer any Award, or to assign, pledge, hypothecate or otherwise dispose of any Award in violation of this provision, or upon the levy of any attachment or similar process upon any Award or any rights hereunder, such Award shall immediately lapse and become null and void.

       14. NO RIGHT TO AWARDS. No person shall have any claim or right to be granted an award, and the grant of an award shall not be construed as giving a Participant the right to be retained in the employ of the Company or its subsidiaries. Further, the Company and its subsidiaries expressly reserve the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein or in any agreement entered into hereunder.

       15. CHANGE OF CONTROL

          (a) Definitions.

              (i) Change of Control. A "Change of Control" means (i) the acquisition of "beneficial ownership" (as defined in Regulation 13D under the Securities Exchange Act of 1934, as amended), by a person, entity or group of 25% or more of the Shares, or (ii) the election, in a two-year period or less, of directors constituting a majority of the Board who were not nominated by the Board ("Non-Continuing Directors"), or (iii) the commencement of a tender offer (other than by the Company) for any Shares, or (iv) a sale or transfer, in one or a series of transactions, of assets having a fair market value of 50% or more of the fair market value of all assets of the Company, or (v) a merger, consolidation or share exchange pursuant to which the Shares of the Company are or may be exchanged for or converted into cash, property or securities of another issuer, or (vi) any other business combination (as defined in Title 3, Article 6 of the Maryland General Corporation Law) with another party which results in a change in the control of the Company or the assets or business of the Company, or (vii) the liquidation of the Company (an "Extraordinary Event").

              (ii) Event Date. The "Event Date" means (i) the date of acquisition of beneficial ownership of 25% or more of the Shares, or (ii) the date of the election of directors as a result of which the majority of the Board is comprised of Non-Continuing Directors, (iii) the commencement of a tender offer, if the Extraordinary Event is a tender offer, and (iv) in the case of any other Extraordinary Event, the day preceding the record date in respect of such Extraordinary Event, or if no record date is fixed, the day preceding the date as of which stockholders of record become entitled to the consideration payable in respect of such Extraordinary Event. Notwithstanding the foregoing, the immediate vesting of any Award shall be conditioned upon the actual occurrence and completion of the Extraordinary Event.

              (iii) Fair Market Value. The "Fair Market Value" per Share as of any particular date shall be the closing price per Share on the trading day immediately preceding such date on the Nasdaq Stock Market or on such other principal national securities exchange on which the Shares are listed on such date.

          (b) Upon the occurrence of a Change of Control, (i) any Award carrying a right to exercise that was not exercisable and vested shall become fully exercisable and vested, and (ii) any restrictions or forfeiture conditions applicable to any other Awards granted under the Plan shall lapse and terminate, any performance conditions imposed with respect to any such Awards shall be deemed to be fully achieved on and at all times after the Event Date, and such Awards shall be deemed fully vested without restriction from and after the Event Date.

          (c) In the event of the acceleration of the exercise date of any option pursuant to this Section, the exercise price for which shall not have been fixed as of the Event Date, the exercise price per Share subject to such option shall be equal to the average Fair Market Value per Share for the thirty
(30) days preceding the announcement or other publication of the Extraordinary Event.

          (d) In case of an Extraordinary Event other than a tender offer, the exercise of any option pursuant to this Section prior to the Event Date shall be effective on and as of the Event Date. Upon the exercise of such option upon the occurrence of an Extraordinary Event, the Company shall issue, on and as of the effective date of such exercise, all Shares with respect to which such option shall have been exercised. In the event that the Participant fails to exercise his or her option, in whole or in part, pursuant to this Section upon an Extraordinary Event, or if there shall be any capital reorganization or reclassification of the Shares, the Company shall take such action as may be necessary to enable such Participant to receive upon any subsequent exercise of his or her options, in whole or in part, in lieu of Shares, securities or other assets as were issuable or payable upon such Extraordinary Event in respect of, or in exchange for, such Shares.

     16. TERMINATION OF RIGHTS. All unexercised or unexpired options, rights, performance shares and other such rights granted or awarded under this Plan (collectively, "Rights") will terminate, be forfeited and will lapse immediately if such Participant's employment or relationship with the Company is terminated for any reason, unless and to the extent the Committee permits the exercise of such Rights after the date of such termination. If a Participant's employment or relationship with the Company is terminated by reason of his death, such Participant's personal representatives, estate or heirs (as the case may be) may exercise, subject to any restrictions imposed by the Committee at the time of the grant, for a period of one year after the Participant's death, any Right which was exercisable by the Participant as of the date of his death, unless otherwise provided by the Committee.


     17. REGISTRATION. If the Company shall be advised by its counsel that any Shares deliverable upon any exercise of a Right are required to be registered under the Securities Act of 1933, or that the consent of any other authority is required for the issuance of such Shares, the Company may effect registration or obtain such consent, and delivery of Shares by the Company may be deferred until registration is effected or such consent is obtained.

     18. ADJUSTMENT OF AND CHANGES IN SHARES. In the event of any change in the outstanding Shares by reason of any share dividend or split, recapitalization, merger, consolidation, spinoff, combination or exchange of Shares or other corporate change, or other distributions to common stockholders other than regular cash dividends, the Committee may make such substitution or adjustment, if any, as it deems to be equitable, as to the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan and to outstanding awards.

     19. AMENDMENT. The Committee may amend or terminate the Plan or any portion thereof at any time, provided that, without such Participant's consent, no amendment or termination shall affect adversely any of the rights of a participant under any Award theretofore granted under the Plan.

     20. EFFECTIVE DATE. The Plan shall be effective upon its adoption by the Board of Directors, subject to ratification by the stockholders. Subject to earlier termination pursuant to Section 19, the Plan shall have a term of ten years from and after its effective date.

PROXY

                          MASON-DIXON BANCSHARES, INC.
                                45 W. Main Street
                           Westminster, Maryland 21157

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MASON-DIXON BANCSHARES, INC. The undersigned hereby appoints Vivian A. Davis, Edith S. Haschert and Christine L. Whiteleather and each of them, as proxies, each with the power to appoint his or her substitutions and hereby authorizes each of them to represent and to vote, as designated on the reverse side hereof, all of the shares of Common Stock of Mason-Dixon Bancshares, Inc. held of record by the undersigned on February 27, 1998 at the Annual Meeting of Stockholders to be held on April 18, 1998 or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF CLASS III DIRECTORS, FOR PROPOSAL NO. 2 ADOPTING THE OMNIBUS SHARE PLAN, AND FOR PROPOSAL NO. 3 APPROVING THE ARTICLES OF AMENDMENT AND RESTATEMENT.

                               (See Reverse Side)


1.  ELECTION OF DIRECTORS:  FOR all nominees listed at right         []  William B. Dulany
                   (except as marked to the contrary below)               S. Ray Hollinger
                                                                          James C. Snyder
                                                                         Henry S. Baker, Jr.

    WITHHOLD AUTHORITY to vote for all nominees listed at right      []


(INSTRUCTIONS:  To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list at right)
     ----------------------------------------------------------------------

2.  PROPOSAL TO ADOPT THE OMNIBUS SHARE PLAN

         For  []           Against []     Abstain  []

3.  PROPOSAL TO APPROVE THE ARTICLES OF AMENDMENT AND RESTATEMENT

         For  []           Against []     Abstain  []

4. In their discretion, the proxies are authorized to vote upon any other business which properly comes before the meeting and any adjournments thereof.

Please sign exactly as your name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

                                       PLEASE MARK, SIGN, DATE AND MAIL THE
                                       CARD IN THE ENCLOSED ENVELOPE.

DATED: ___________________, 1998       Signature________________________________

DATED: ___________________, 1998       Signature________________________________



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C71823a.634 R:2


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